Exhibit 99.1

Contact:

Kevin D. Green	Lainie Corten
Vice President, Finance & CAO	Director, Global Communications
(925) 288-6138	(925) 288-6319

CERUS CORPORATION ANNOUNCES FIRST QUARTER 2011

FINANCIAL RESULTS

CONCORD, CA, APRIL 28, 2011 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2011.

Total revenue was $6.6 million during the first quarter of 2011, up 16% from the $5.7 million recognized during same period in 2010. Product revenue for the INTERCEPT Blood System was $6.2 million during the first quarter of 2011, up 12% from the $5.5 million recognized during the same period in 2010. Disposable kit sales to customers drove the year-over-year growth. INTERCEPT disposable kits sold during the first quarter of 2011 represented over 90% of reported product revenue. Government grant revenue in the first quarter of 2011 was $0.4 million, compared to $0.2 million in the first quarter of 2010.

“Our first quarter results provide a solid start toward achieving our guidance of 20% total revenue growth in 2011. The year-over-year growth in sales of our disposable kits is a healthy sign of increasing demand,” said William M. Greenman, president and CEO of Cerus Corporation. “We also believe 2011 will be an important year for our development programs, as we prepare for Phase III trials of the INTERCEPT Blood System for red blood cells in Europe and work with the U.S. Food and Drug Administration to clarify approval pathways for all three INTERCEPT programs.”

Total operating expenses for the first quarter of 2011 were $7.4 million, up from $6.8 million for the same period in 2010. Development work on the red blood cell system was the primary driver of the increased operating expenses, particularly research and development expenses. Research and development expenses are expected to increase modestly over the coming quarters as Cerus moves closer to initiation of the Phase III trials of the INTERCEPT Blood System for red blood cells.

Net loss for the first quarter of 2011 was $5.0 million, or $0.11 per share, compared to a net loss of $5.3 million, or $0.14 per share, for the first quarter of 2010.

At March 31, 2011, the Company had cash, cash equivalents and short-term investments of $24.4 million, compared to $30.0 million at December 31, 2010. Cash used for operations during the first quarter of 2011 was higher than the quarterly rates seen in 2010. This was in part a result of certain charges relating to Cerus’ acquisition of BioOne Corporation, which were accrued for in 2010 and paid during the first quarter of 2011 and the Company’s purchase of additional inventory in anticipation of increased demand for its products.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://investor.cerus.com. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the Cerus website, or by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering conference ID number 44950670. The replay will be available approximately three hours after the call through May 11, 2011.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action enables INTERCEPT treatment to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, and is designed to inactivate emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company’s prospects and results, including the Company’s expectations regarding operating expenses planned clinical trials and demand for the Company’s products. Because the Company’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the risks and uncertainties disclosed from time to time in reports filed by the Company with the SEC, including most recently the Company’s Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 16, 2011. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended March 31,
	2011	2010
Revenue
Product revenue	$6,183	$5,500
Government grant and cooperative agreements	436	222

Total Revenue	6,619	5,722

Cost of product revenue	3,445	3,158

Gross profit	3,174	2,564
Operating expenses
Research and development	1,808	1,250
Selling, general and administrative	5,528	5,270
Acquisition related costs	—	251
Intangible asset amortization	50	—

Total operating expenses	7,386	6,771

Loss from operations	(4,212)	(4,207)
Interest and other expense, net	(798)	(1,066)

Net loss	$(5,010)	$(5,273)

Net loss per share – basic and diluted	$(0.11)	$(0.14)
Weighted average common shares outstanding used for basic and diluted loss per share
Basic	47,450	38,830
Diluted	47,450	38,830

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(In thousands)

	March 31, 2011	December 31, 2010
Cash, cash equivalents, and short-term investments	$24,357	$30,009
Accounts receivable and other current assets	5,990	5,789
Inventories	9,126	5,957
Property and equipment, net	2,274	2,390
Purchased intangible assets and goodwill	3,215	3,266
Other assets	718	756

Total Assets	$45,680	$48,167

Accounts payable and accrued liabilities	$10,594	$9,243
Deferred revenue	161	248
Long-term debt, current	1,811	1,747
Warrant liability	9,743	8,465
Long-term debt, non-current	2,654	3,131
Other long-term liabilities	1,598	1,601

Total liabilities	26,561	24,435
Stockholders’ equity	19,119	23,732

Total liabilities and stockholders’ equity	$45,680	$48,167

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